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                                                                   Exhibit 10.4

                               RESEARCH AGREEMENT

               THIS RESEARCH AGREEMENT, is by and between PILOT BIOTECHNOLOGIES INC., a corporation organized under the laws of the State of North Carolina, whose offices are located at Albert Hall, 101 North Chestnut Street, Winston-Salem, NC 27101 (the "Company"), and WAKE FOREST UNIVERSITY SCHOOL OF MEDICINE, an educational institution organized under the laws of the State of North Carolina, whose offices are located at Medical Center Boulevard, Winston-Salem, North Carolina 27157 (hereinafter called "Wake Forest").

               Wake Forest and the Company agree as follows:

1. Wake Forest will perform sponsored research for the Company in the field of arachidonic acid metabolism and in other fields as mutually agreed by the parties on terms as specifically agreed to by the parties from time to time during the term of this Agreement. Each new specific research project will be the subject of a separate sub-agreement that will describe the scope of work and associated research protocols to be performed, anticipated inventions, findings and discoveries, key personnel assigned to the project, required equipment, a project budget, timing for completion of the project, deliverables and other work product and reporting provisions, as well as any amendments to the general terms and conditions in this Agreement applicable to that project.

               Wake Forest will not refuse a specific research project unreasonably, but each specific project must meet the definition of research of a type that can properly be performed by an educational tax-exempt organization.

2. This Agreement shall be for a term commencing on the last date of signature to this Agreement and ending on December 31, 2002. The term may be extended by mutual agreement in writing. Either party may terminate this Agreement, with or without cause, on thirty (30) days prior written notice to the other party, except that obligations that have been incurred pursuant to Paragraphs 7, 8, 9 and 13, and noncancellable budgeted obligations under ongoing research projects, will survive termination.

3. Unless otherwise agreed in an applicable sub-agreement, within thirty (30) days after completion of each specific research project under this Agreement, Wake Forest will submit a written study report to the Company reporting the results of the research.

4.
               Commencing in 1999, the Company shall request that Wake Forest perform sufficient research such that the Company shall pay Wake Forest at least $50,000 per year (the "Minimum Annual Amount") during each calendar year during the term of this Agreement. Each separate sub-agreement will include a detailed budget and a payment schedule for paying any costs over and above the Minimum Annual Amount due in any year. Commencing on July 1, 1999, and on the first day of July, October, January and April in each year during the term hereof, the Company shall pay Wake Forest the positive difference (if any) between the sum of $12,500 ($25,000 for July 1, 1999 and September 1,
               1999) and


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               the cumulative amount of payments to Wake Forest previously made under this Agreement in excess of the accrued portion of the Minimum Annual Amount for that year (assuming the Minimum Annual Amount accrues in equal quarterly installments). In the event that the Company shall request Wake Forest to perform research during any calendar year for aggregate payments greater than $50,000, the parties shall provide in the applicable sub-agreement a mutually acceptable payment schedule for such additional work and such excess when paid shall be credited against future quarterly installments of the Minimum Annual Amount. Checks will be made payable to Wake Forest University School of Medicine (Federal Identification
               Number 56-0532138), will reference this Agreement and GTS      ,
               and will be mailed to the following address:

                            Wake Forest University School of Medicine
                            Attn: The Controller's Office
                            Medical Center Boulevard
                            Winston-Salem, North Carolina 27157

5. Title to any equipment purchased by Wake Forest in the performance of the work under this Agreement, whether or not purchased with funds provided under this Agreement, will remain with Wake Forest and will be free of all claims, liens or encumbrances of the Company, unless otherwise provided in an applicable sub-agreement.

6. The research services and studies contemplated by this Agreement will be performed under the general direction of Dr. Floyd H. "Ski" Chilton, Department of Medicine, Section of Pulmonary and Critical Care, or under other mutually acceptable Principal Investigators. In the event he is unable or unwilling to continue with the studies, the parties will attempt to find a mutually acceptable substitute. In the event a mutually acceptable substitute is not found, this Agreement may be terminated in accordance with Paragraph 2. If Wake Forest personnel are requested by the Company to travel to locations designated by the Company as part of the services to be rendered hereunder, the Company will reimburse Wake Forest for all necessary and reasonable out-of-pocket expenses incurred in such travel. All such expenses shall be supported by receipts. Upon receipt by the Company of all such receipts, the Company shall promptly reimburse Wake Forest.

7. Wake Forest is free to publish, present or use any results arising out of the performance of research under this Agreement for its own noncommercial educational, research or academic purposes provided that the publication, presentation or use does not disclose any Confidential Information (as defined in Paragraph 8) of the Company. Wake Forest agrees that any proposed publication or presentation relating to the studies conducted under this Agreement will be submitted to the Company for review at least thirty (30) days prior to submission for publication or presentation. No right of manuscript approval is implied by this provision. In the event that the proposed publication or presentation contains patentable subject matter, Wake Forest will, upon written request from the Company within the thirty
               (30) day review period, delay the publication or presentation for a maximum of an additional ninety (90) days


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               to allow the Company or Wake Forest to file a patent
               application prior to the publication or presentation of the research.

8. Wake Forest agrees to hold in confidence, in accordance with this paragraph, any written or oral information, in any medium, disclosed by the Company to Wake Forest under this Agreement or any sub-agreement and identified by the Company as confidential (hereinafter "Confidential Information"). For the purposes of this Agreement, "hold in confidence" means that Wake Forest will protect the Confidential Information in the same manner in which it protects its own confidential information of a similar nature. Confidential Information will remain the property of the Company and will be disclosed to, and used by, only those persons associated with Wake Forest necessary for the performance of services under this Agreement, and only to the extent necessary to comply with this Agreement. The obligation to hold in confidence shall not apply to:

               (a) any Confidential Information that is or becomes public knowledge through no act or omission of Wake Forest;

               (b) Confidential Information that was already lawfully in Wake Forest's possession on the initial date of disclosure by the Company;

               (c) Confidential Information acquired by Wake Forest from any third party without restrictions on disclosure; and

               (d) the disclosure of the results of any research performed hereunder in strict compliance with the provisions of Paragraph 7 hereof.

               Further, it is acknowledged that Wake Forest may disclose Confidential Information to the extent required by law, but Wake Forest agrees such disclosure shall be limited only to such parties and such extent as is so required and such disclosure shall only be made after providing the Company with written notice of such pending disclosure as far in advance as possible in order to provide the Company with a meaningful opportunity to seek a protective order preventing such disclosure.

               Wake Forest agrees that all such Confidential Information shall be returned to the Company upon request or upon expiration or termination of this Agreement, except that Wake Forest may retain one copy of such Confidential Information for its records. The obligations of Wake Forest under this Paragraph 8 shall survive the expiration or termination of this Agreement and will endure for five (5) years from the date of such expiration or termination.

9. The rights of the parties with respect to ownership and use of all inventions and discoveries, whether or not patentable, derived in the course of research performed under this Agreement shall be governed by the License Agreement of even date herewith between Wake Forest and the Company.


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               Wake Forest will cause its employees working on each research project under this Agreement to affirm that their rights in and to any inventions made or discovered as a result of work performed on a project under this Agreement are owned by Wake Forest according to Wake Forest's Inventions and Patent Policy.

10. If either party should become insolvent or should make any assignment for the benefit of creditors, or should be adjudicated bankrupt, or should file a petition in bankruptcy, or is named as debtor in an involuntary bankruptcy proceeding, or if a receiver or trustee of the property of either party is appointed, then this Agreement, at the option of the other party, will terminate, effective on the date notice of such termination is given.

11. Neither party may assign its rights or obligations under this Agreement or any part thereof without the written consent of the other party, such consent not to be unreasonably withheld.

12. The terms of this Agreement shall be construed in accordance with the laws of the State of North Carolina. Any dispute under this Agreement shall be decided in the federal or state courts within the State of North Carolina. This Agreement shall supersede any previous understandings or agreements, written or otherwise, regarding this subject matter except the License Agreement executed contemporaneously by the parties. This Agreement may only be amended by a written instrument signed by both parties.

13. The Company will indemnify, defend and hold harmless Wake Forest, its officers, employees, agents and subcontractors and their employees from any suit, action, claim, demand, judgment and expense arising out of this Agreement. The Company agrees that if any such claim is asserted or such suit brought against Wake Forest or its officers, employees, agents or subcontractors or their employees, the Company will defend such claim or suit at the expense of the Company. The Company will not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Wake Forest without Wake Forest's written consent, which consent shall not be unreasonably withheld.

               The Company will have no obligation to indemnify Wake Forest and its officers, employees, agents or subcontractors or their employees under this Paragraph 13 if it is determined that the suit, action, claim, demand, judgment or expense for which indemnity is sought was primarily due to the negligence, willful misconduct, breach or other non-performance of Wake Forest or its officers, employees, agents or subcontractors or their employees.


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               IN WITNESS WHEREOF, the parties hereto have caused this Research
Agreement signed by their respective officers duly authorized as of the last date and year written below.

WAKE FOREST UNIVERSITY                      PILOT BIOTECHNOLOGIES, INC.
   SCHOOL OF MEDICINE


By:  /s/Lawrence D. Smith                 By:   /s/ J. Phillips L. Johnston
   -------------------------------           --------------------------------
        Lawrence D. Smith                           J. Phillips L. Johnston
        Associate Dean                              President
        Research Development


DATE:  December 11, 1998                   DATE:  December 11, 1998



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